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                                                                     Exhibit 3.3

                            PFGI CAPITAL CORPORATION

                             ARTICLES SUPPLEMENTARY

                           5% SERIES B PREFERRED STOCK

          PFGI Capital Corporation, a Maryland corporation, (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to Section 5.2 of the charter of the Company (the "Charter"), the Company has the authority to issue 125 shares of Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become a new Article VII of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

                            Series B Preferred Stock

     (1) DESIGNATION AND NUMBER. A series of Preferred Stock, designated the "5% Series B Preferred Stock" (the "Series B Preferred Stock"), is hereby established. The number of shares of Series B Preferred Stock shall be 125.

     (2) RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to all classes or series of Common Stock of the Company and to all equity securities issued by the Company other than the Series A Preferred Stock, par value $0.01 per share of the Company (the "Series A Preferred Stock"), which shall rank senior to the Series B Preferred Stock. The term "equity securities" shall not include convertible debt securities.

     (3) DIVIDENDS.

          (a) Holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 5% of the total of $100 liquidation preference per annum plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any share of Series B Preferred Stock is issued, such issue date to be contemporaneous with the receipt by the Company of subscription funds for the Series B Preferred Stock (the "Original Issue Date"), and shall be payable, if and when authorized and declared, quarterly in arrears on February 17, May 17, August 17 and November 17 of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the first dividend payable on May 17, 2006 is for the period from January 30, 2006 to and including May 17, 2006 ("First Dividend Period"). A "dividend period" shall mean (other than the First Dividend Period) each of the quarterly periods (i) commencing on and including February 18 and ending on and including May 17, (ii) commencing on and including May 18 and ending on and including August 17, (iii) commencing on and including August 18 and ending on and including November 17 and (iv) commencing on and including November 18 and ending on and including February 17 of the following calendar year. Dividends will be payable to holders of record as they appear in the shares records of the


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Company at the close of business on the applicable record date, which shall be such date designated by the Board of Directors of the Company for the payment of dividends that is not more than 45 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

          (b) No dividends on shares of Series B Preferred Stock shall be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such Charter or payment shall be restricted or prohibited by law.

          (c) Notwithstanding the foregoing, dividends on the Series B Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and Section 3(b) above. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

          (d) Except as provided in Section 3(e) below, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation), including distributions in liquidation, shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Preferred Stock of the Company ranking junior to the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Company ranking junior to the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of Article VII of the Charter).

          (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock shall be declared pro rata.

          (f) Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series B Preferred Stock as described above.

     (4) LIQUIDATION PREFERENCE.

          (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock then outstanding are entitled to be paid, or have the Company declare and set apart for payment, out of the assets of


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the Company, legally available for distribution to its stockholders, a liquidation preference of $100 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment or the date that funds are set apart for payment, before any distribution of assets is made to holders of Common Stock or any series of Preferred Stock of the Company that ranks junior to the Series B Preferred Stock as to liquidation rights. In the event the Company elects to set the liquidation preference apart for payment, the Series B Preferred Stock shall remain outstanding until the holders thereof are paid the liquidation preference, plus any additional accrued and unpaid dividends to the date of payment, which shall be not later than immediately prior to the Company making its final liquidating distribution on its Common Stock.

          (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock, then the holders of the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company.

          (d) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 15 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the shares transfer records of the Company.

          (e) The consolidation or merger of the Company with or into any other corporation, Company or entity or of any other entity with or into the Company, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     (5) REDEMPTION.

          (a) Right of Optional Redemption. The Company, at its option and upon not less than 15 nor more than 60 days' written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time on or after August 17, 2009, for cash at a redemption price of $100 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below) (the "Redemption Price"). If less than all of the outstanding Series B Preferred Stock are to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

          (b) Limitations on Redemption. Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Shares are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for shares of beneficial interest of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the


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purchase by the Company of shares transferred to a Trust (as defined in Article
VII of the Charter) pursuant to Article VII of the Charter in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

          (c) Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series B Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

          (d) Procedures for Redemption.

               (i) Notice of redemption will be mailed, postage prepaid, or sent by electronic transmission, by or on behalf of the Company, not less than 15 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective mail or e-mail addresses as they appear on the shares transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

               (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of shares of Series B Preferred Stock to be redeemed; (D) the place or places where the Series B Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

               (iii) If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. Holders of Series B Preferred Stock to be redeemed shall surrender such shares of Series B Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares of Series B Preferred Stock shall be redeemed by the Company at the Redemption Price. In case less than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued


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          evidencing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

               (iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series B Preferred Stock shall be irrevocable except that:

               (A) the Company shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (B) any balance of monies so deposited by the Company and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

          (e) Application of Article VII. The shares of Series B Preferred Stock are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trust.

          (f) Status of Redeemed Shares. Any shares of Series B Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Company shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.

     (6) VOTING RIGHTS. The holders of the Series B Preferred Stock shall not be entitled to vote on any matter submitted to stockholders for a vote.

     (7) CONVERSION. The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

     SECOND: The Series B Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

     THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

     FOURTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.


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     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 19th day of April, 2006.

ATTEST:                                 PFGI CAPITAL CORPORATION


By:                                     By:
    ---------------------------------       ------------------------------------
Name: Linda K. Erkkila                  Name: Susan M. Kinsey
Title: Secretary                        Title: President


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